Exhibit 10.31

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of this 16th day of July, 2008, between Activision, Inc. (also known as Activision Blizzard, Inc., the “Employer”) and Jean-François Grollemund (“you”).

RECITAL

The Employer desires to employ you, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows:

1.                                      Term of Employment

(a)                                  Reference is made to the Business Combination Agreement, dated as of December 1, 2007 (the “BCA”), by and between Vivendi S.A. (“Vivendi”), VGAC LLC, Vivendi Games, Inc., Activision, Inc. and Sego Merger Corporation.  The term (the “Term”) of your employment under this Agreement shall commence upon the Closing (as defined in the BCA) (the “Effective Date”) and will expire on the date that is two years following the Effective Date (or such earlier date on which your employment is terminated pursuant to Sections 9 or 10).

(b)                                 The Employer expressly acknowledges and agrees that you and Vivendi are party to an employment agreement dated January 12, 2004, as modified by the letters dated February 27, 2007 and July 15, 2008 (the “Vivendi Employment Agreement”) pursuant to which you provide services to Vivendi and its affiliates and subsidiaries.  Moreover, this Agreement shall not affect the provisions of the Vivendi Employment Agreement or any rights you may have thereunder.  You expressly acknowledge that in no event shall the Employer or its subsidiaries or controlled affiliates (collectively, the “Activision Group”) have any obligations under the Vivendi Employment Agreement or for any payments or benefits owed to you pursuant to the Vivendi Employment Agreement or any compensation or benefit plan, program or arrangement maintained by Vivendi and its subsidiaries and affiliates; provided, however, that nothing herein shall modify or affect Sections 2.1 or 2.3 of the Investor Agreement, dated as of July 9, 2008, by and among Vivendi S.A., VGAC LLC, Vivendi Games, Inc. and Activision Blizzard, Inc. or any other written agreement between Activision Blizzard, Inc. and Vivendi.

(c)                                  Except as set forth in Section 12(u) and Section 11, upon the expiration of the Term (or such earlier date on which your employment is terminated pursuant to Sections 9 or 10) all obligations and rights under this Agreement shall immediately lapse.  If your employment continues beyond the expiration of the Term, you shall be an at-will employee whose employment may be terminated by either of the parties to this Agreement at any time for any reason.

2.                                      Compensation

(a)                                  Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement, during the Term you shall receive the compensation set forth in this Section 2.

(b)                                 Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of $348,300 paid in accordance with the Employer’s payroll policies in effect from time to time.  On each anniversary of the Effective Date during the Term (or such other time at which salaries of other executives are reviewed), your Base Salary shall be reviewed and may be increased, but not decreased, by an amount determined by the Board of Directors (the “Board”) of the Employer or the Compensation Committee of the Board (the “Compensation Committee”), in its sole and absolute discretion.

(c)                                  During the Term you will be eligible to receive an annual discretionary bonus (the “Annual Bonus”).  Your target Annual Bonus during the Term will be fifty percent (50%) of your Base Salary in effect at the time bonus criteria for the year are established, with a minimum bonus payable of 0% of your Base Salary and a maximum bonus payable of 100% of your Base Salary, provided that the actual amount of the Annual Bonus, if any, is within the sole and absolute discretion of the Compensation Committee and will be based upon your achievement of personal, financial and business objectives and goals for the fiscal year with respect to which the Annual Bonus is calculated, such determination shall be made by the Compensation Committee in its sole discretion.  In the event your employment is terminated by the Employer without Cause after the expiration of the Term, but during the fiscal year in which the Term expires, you shall be entitled to a pro-rated Annual Bonus for such fiscal year, in an amount equal to the bonus you would have received in accordance with this Section 2(c) for such fiscal year, based on actual performance, had you remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the month in which the date of termination occurs and the denominator of which is 12.  The Annual Bonus (including any pro-rated Annual Bonus pursuant to the immediately preceding sentence) will be paid at the same time bonuses are paid to senior executives, but in no event later than the 15th day of the third month of the year following the fiscal year to which the Annual Bonus relates.  Except as otherwise set forth in this Agreement, you must remain continuously employed by the Activision Group through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus.

(d)                                 Subject to the approval of the Compensation Committee, pursuant to the Employer’s 2007 Incentive Plan (the “Plan”), you will be granted 6,000 restricted share units which represent the conditional right to receive shares of the Employer’s common stock (the “RSUs”).  Such RSUs will vest ratably in equal monthly installments over the 24 month period following the Effective Date, subject to your remaining employed by the Activision Group through each vesting date.  You acknowledge that the RSU grant made pursuant to this Section 2(d) is expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grant and/or to determine and make modifications to the terms of the grant.  The RSUs shall be subject to all terms of the

Plan and its standard forms of award agreements.  In the event of a conflict between this Agreement and the terms of the Plan or award agreements, the Plan or the award agreements, as applicable, shall govern.

(e)                                  During the Term, you will be eligible for additional equity award grants (the “Equity Awards”) in an amount commensurate with your position with the Employer as the Employer, in its sole discretion, may award to you from time to time.  Such Equity Awards shall be expressly conditioned upon approval by the Compensation Committee, and the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants.  The Equity Awards shall be subject to all terms of the applicable incentive plan and the Employer’s standard forms of award agreements.

(f)                                    You acknowledge that, pursuant to that certain letter agreement between you and Vivendi Games, Inc. dated August 3, 2007, you have been paid a lump sum transaction bonus in an amount in cash equal to $169,000.  In addition, the Employer acknowledges that you remain eligible to receive a lump sum special performance bonus in an amount in cash equal to $168,000 in accordance with the terms of that certain letter agreement between you and Vivendi Games, Inc. dated August 3, 2007, attached hereto as Exhibit B, so long as you remain continuously employed by the Employer through the first anniversary of the Effective Date.  The bonus payments described in this Section 2(f) shall be in addition to, and not in lieu of, any Annual Bonus earned under Section 2(c) and shall be deemed in complete satisfaction of the obligations of the Employer and Vivendi Games, Inc. set forth in the letter agreements referenced in this Section 2(f).

(g)                                 During the Term the Employer shall pay you an aggregate housing allowance equal to $75,000, payable in equal installments in accordance with the Employer’s payroll practices.  In addition, at the same time, the Employer will pay you an amount equal to the amount of incremental taxes it reasonably estimates you will pay by reason of the inclusion in your income of the payments set forth in the immediately preceding sentence.

(h)                                 During the Term, the Employer shall reimburse you for the cost of three business class round trip airline tickets per year to France for you and your wife in accordance with the Employer’s travel policy in effect from time to time.

(i)                                     The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all liabilities, costs and claims, and all expenses actually and reasonably incurred in connection therewith, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.  To the extent that the Employer maintains directors’ and officers’ insurance, you shall be covered by such insurance on the same terms and conditions as other similarly situated executives of the Employer and its subsidiaries.

3.                                      Title; Location

During the Term, you shall serve as Chief Merger Officer of the Employer. Your principal place of business shall be the Employer’s headquarters in Santa Monica, California;

provided, however, that you acknowledge and agree that you may be required to travel from time to time for business reasons.

4.                                      Duties

Upon commencement of the Term you shall report directly to the Employer’s Chief Corporate Officer and the Employer’s Merger Steering Committee and shall have such duties commensurate with your position as may be assigned to you by the Chief Corporate Officer from time to time, including leading the integration of the Activision and Blizzard businesses under the direction of the Chief Corporate Officer.  You are also required to read, review and observe all of the Employer’s existing policies, procedures, rules and regulations in effect from time to time during the Term. You shall devote your full-time working time to your duties hereunder, shall faithfully serve the Activision Group, shall in all respects conform to and comply with the lawful directions and instructions given to you in good faith by the Board and shall use your best efforts to promote and serve the interests of the Activision Group. Further, you shall not, directly or indirectly, render services to any other person or organization without the consent of Chief Executive Officer or otherwise engage in activities that would interfere significantly with your faithful performance of your duties hereunder; provided, however, that you may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with or adverse to your employment hereunder.

5.                                      Expenses

To the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.

6.                                      Other Benefits

(a)                                  During the Term you shall be entitled to participate in all plans, programs and arrangements generally available to senior executives of the Employer and its subsidiaries, as amended from time to time.

(b)                                 During the Term, you will be entitled to participate in all perquisite programs generally available from time to time to senior executives of the Employer and its subsidiaries on the terms and conditions then prevailing under such programs.

(c)                                  You expressly agree and acknowledge that after expiration of the Term (or such earlier date on which your employment is terminated pursuant to Sections 9 or 10), you are entitled to no additional benefits, except as specifically provided in this Agreement and the benefit plans in which you participate during the Term, and subject in each case to the terms and conditions of each such plan.

7.                                      Vacation and Paid Holidays

You will be entitled to paid vacation days and paid holidays in accordance with the normal U.S. vacation and holiday policies of the Employer in effect from time to time.

8.                                      Protection of the Employer’s Interests

(a)                                  Duty of Loyalty.  During the Term, you will owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, your not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with the Employer, or any affiliate of the Employer; provided, however, that nothing in this Section 8(a) will limit your right to own up to five percent (5%) of any of the debt or equity securities of any business organization that is then required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(b)                                 Policy Compliance.  You confirm that you have read, understand and will comply with the Employer’s policies, procedures and rules in effect from time to time, including without limitation, the Code of Business Conduct and Ethics and the Code of Ethics for Senior Executive Officers, as amended from time to time.

(c)                                  Property of the Employer.  All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Employer, or (iii) are based on any property owned or idea conceived by the Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Employer. You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Employer’s rights in such property. Your agreement to assign to the Employer any of your rights as set forth in this Section 8(c) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Employer were used and that was developed entirely upon your own time, and that does not relate to the Employer’s business, and that does not result from any work performed by you for the Employer.

(d)                                 Covenant Not to Shop.  During the Term, you shall not seek or negotiate for employment with any entity or person outside of the Activision Group. Notwithstanding the foregoing, during the final six (6) months of the Term you may seek or negotiate employment outside of the Activision Group upon written notice to the Employer. During the search process you shall remain strictly subject to your continuing obligations under this Agreement, including, without limitation, your duty of loyalty, compliance with the Employer’s policies and your confidentiality obligations.

(e)                                  Confidentiality.  No confidential or proprietary information of the Activision Group shall be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon the termination of your employment (or at any time on the Employer’s request), you shall return to the Employer all such information that exists, whether in electronic, written, or other form (and all copies thereof) under your control.  Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Activision Employee Proprietary Information Agreement attached as Exhibit A hereto (the “Proprietary Information Agreement”) as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. You also acknowledge that upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Employer or surrender to the Employer’s representative all property of the Activision Group, including without limitation, all documents and other materials (and all copies thereof) relating to the Activision Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by the Activision Group, including computers, telephones, personal digital assistants, memory cards and similar devices which you possess or have in your custody or under your control. The provisions of this Section 8(e) shall survive the expiration of the Term or such earlier date on which your employment is terminated pursuant to Sections 9 or 10.

(f)                                    Covenant Not to Solicit.

(i)                                    During your employment, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise: (a) offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of the Activision Group, either for your own account or for any other person, firm or company, any person employed by the Activision Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Group; or (b) directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of the Activision Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Employer or its affiliates.

(ii)                                 For a period of two (2) years following the expiration of the Term (or such earlier date on which your employment is terminated pursuant to Sections 9 or 10) for any reason whatsoever, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, solicit the employment or engagement of, either for your own account or for any other person, firm or company, any person employed by the Activision Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Employer or its affiliates.

(iii)          At all times following the expiration of the Term (or such earlier date on which your employment is terminated pursuant to Sections 9 or 10) for any reason whatsoever, you shall not use the confidential, trade secret information of the Activision Group or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of the Activision Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Employer or its affiliates.

(iv)                             You expressly acknowledge and agree that the restrictions contained in this Section 8(f) are reasonably tailored to protect the Activision Group’s confidential information and trade secrets, and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever any one or more of such restrictions shall (either taken by itself or themselves together) be adjudged to go beyond what is legally permissible for the protection of the legitimate interests of the Activision Group, that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

9.                                      Termination due to your Disability

(a)                                  The Employer may, upon not less than thirty (30) days written notice to you (“Disability Notice”), terminate your employment due to your Disability.

(b)                                 For purposes of this Agreement, “Disability” shall mean that you are unable to perform, by reason of physical or mental incapacity, the essential functions of your position hereunder for a period of one hundred eighty (180) consecutive days.  The existence of a Disability under Section 9(a) shall be determined by a physician mutually agreed upon by you and the Employer.  If you and the Employer are unable to agree on such a physician, you and the Employer shall each appoint one physician and those two physicians shall appoint a third physician who shall make the determination of whether you have a Disability.  You shall cooperate and make yourself available for any medical examination requested by the Employer with respect to any determination of your Disability within ten (10) days of such a request.

(c)                                  Nothing in this Section 9 shall reduce any right you may otherwise have to receive any disability benefits under any Employer-sponsored disability plan.

10.                               Termination of Employment

(a)                                  Resignation by Employee.  You may resign your employment at any time for any reason (including Good Reason) prior to the expiration of the Term. If you do resign, the

Employer may accept your resignation effective on the date set forth in your notice or any earlier date occurring on or after the date such notice is delivered.

                                                (b)                                 By the Employer for Cause.  At any time during the Term, the Employer may terminate your employment for “Cause”, which shall include, but not be limited to, a good-faith determination by the Employer that you:

(i)                                    engaged in willful, reckless or gross misconduct;

(ii)                                materially breached this Agreement or any other agreement between the Employer or the Activision Group and you;

(iii)                             committed, were convicted of, or pled no contest to a felony or crime involving dishonesty or moral turpitude;

(iv)                             breached your Duty of Loyalty;

(v)                                violated any material Activision Group policy; or

(vi)                             materially failed to follow any lawful directive of the Employer.

In the case of any termination for Cause pursuant to clauses (ii), (v) or (vi), the Employer shall give you at least thirty (30) days written notice of its intent to terminate your employment.  The notice shall specify (x) the effective date of your termination and (y) the particular acts or circumstances that constitute Cause for such termination.  You shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause.  Within fifteen (15) days after any such explanation or cure, the Employer will make its final determination regarding whether Cause exists and deliver such determination to you in writing.  If the final decision is that Cause exists and no cure has occurred, your employment with the Employer shall be terminated for Cause as of the date of termination specified in the original notice.  If the final decision is that Cause does not exist or a cure has occurred, your employment with the Employer shall not be terminated for Cause at that time.  If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts), your termination shall be treated as a termination by the Employer for Cause.

(c)                                  By the Employer Without Cause.  The Employer may terminate your employment without Cause at any time during the Term and such termination shall not be deemed a breach by the Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which the Employer may owe to you pursuant to any principle or provision of law.

(d)                                 By You for Good Reason. At any time during the Term, you may terminate your employment for “Good Reason”, which, for the purposes of this Agreement, shall mean that without your written agreement or other voluntary action on your part, the Employer (i) reassigns your primary place of employment to a location that is more than fifty (50) miles from your primary place of employment as of the Effective Date and that materially and adversely affects your commute; or (ii) materially breaches any material term of this Agreement; provided, however, that you must (x) provide the Employer with written notice of your intent to terminate this Agreement and your employment and a description of the event you believe constitutes Good Reason within thirty (30) days after the initial existence of the event and (y) the Employer shall have ninety (90) days after you provide the notice described above to cure the default that constitutes Good Reason (the “Cure Period”). You will have five (5) days following the end of the Cure Period to terminate your employment, after which Good Reason will no longer exist.

(e)                                  Death.  In the event of your death during the Term, your employment shall terminate immediately as of the date of your death.  Nothing in this Section 10(e) shall reduce any right you may otherwise have to receive any death benefits under any Employer-sponsored employee benefit plan.

11.                               Termination of Obligations and Severance Payments

(a)                                  General. Upon the termination of your employment pursuant to Section 10, your rights and the Employer’s obligations to you under this Agreement shall immediately terminate except as provided in this Section 11 and Section 12(u), and you (or your heirs or estate, as applicable) shall be entitled to receive the amounts or benefits set forth below.  The payments and benefits provided pursuant to this Section 11 are (x) in lieu of any severance or income continuation protection under any plan of the Activision Group that may now or hereafter exist and (y) deemed to satisfy and be in full and final settlement of all obligations of the Activision Group to you under this Agreement. You shall have no further right to receive any other compensation or benefits following your termination of employment for any reason except as set forth in this Section 11.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Basic Severance” shall mean payment of (1) any earned but unpaid Base Salary through the date of your termination; (2) any earned but unpaid Annual Bonus for any fiscal year that ended prior to your termination; and (3) reimbursement of approved expenses due to you pursuant to Section 5.

“Bonus Severance” shall mean payment of a pro-rated annual bonus for the fiscal year in which your termination of employment occurs, in an amount equal to the bonus you would have received in accordance with Section 2(c) for such year if you had remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the month in which the Termination Date occurs and the denominator of which is 12. For purposes of calculating the Bonus Severance, any personal, performance goals will be deemed attained at the greater of (i) target performance and (ii) actual performance.

“Termination Date” shall mean the effective date of your termination of employment pursuant to Sections 9 and 10(a)-(e).

(b)                                 Death or Disability.  In the event your employment is terminated under Sections 10(e) or 9:

(i)                                    You or your heirs or estate, as applicable, shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date.

(ii)                                 You or your heirs or estate, as applicable, shall receive payment of the Bonus Severance in a lump sum on the 15th day of the third month of the year following the year in which the Termination Date occurs.

(iii)          All outstanding and unvested RSUs, along with any other outstanding and unvested Equity Awards, shall immediately vest, and, if applicable, become exercisable in full, as of the Termination Date.  The vested RSUs shall be paid in accordance with their terms.

(v)                                Payments and benefits under this Section 11(b) shall be in addition to any payments you or your beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Employer.

(c)                                  Termination by the Employer Without Cause or by you for Good Reason. In the event the Employer terminates your employment under Section 10(c) or you terminate your employment under Section 10(d):

(i)                                    You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date.

(ii)                                 During the period commencing on the Termination Date and ending on the six (6) month anniversary of the Termination Date (the “Initial Severance Period”), you shall receive payment of an amount (the “Initial Severance”) equal to the lesser of (x) the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the last date of the Term, (y) the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Initial Severance Period and (z) the maximum amount payable pursuant to a “separation pay plan” as set forth in Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”).  Payment of the Initial Severance shall be made in equal installments commencing on the first payroll pay date following your termination of employment in accordance with the Employer’s payroll practices then in effect on the date of your termination; provided, however, that you must sign a Release (as defined in Section 11(c)(vi) below) in order to receive the amounts set forth in this Section 10(c)(ii).  If the

Release has not become effective and irrevocable at the time an installment payment is otherwise due (for example, as a result of the applicable revocation period not having expired), payment of such installment will be delayed until the Release becomes effective and irrevocable in its entirety.  The Employer will pay any installments that were due prior to the effective date of the Release in a lump sum on the date scheduled for payment of the next installment.  The Initial Severance is intended to constitute a “separation payment plan” for purposes of Section 409A of the Code.

(iii)          During the period commencing on the first day following the expiration of the Initial Severance Period and ending on the last date of the Term (the “Additional Severance Period”) you shall receive payment of an amount (the “Additional Severance”) equal to the difference, if any between (x) the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the last date of the Term and (y) the Initial Severance.  The Additional Severance shall be paid in equal installments through the Additional Severance Period in accordance with the Employer’s payroll practices in effect at the time of the Termination Date.

(iv)                             You shall receive payment of the Bonus Severance in a lump sum on the later of (x) the 15th day of the third month of the year following the fiscal year in which the Termination Date occurs and (y) the first day following the end of the Initial Severance Period.

(v)                                All outstanding and unvested RSUs, along with any other outstanding and unvested Equity Awards, shall immediately vest, and, if applicable, become exercisable in full, as of the Termination Date.  The vested RSUs shall be paid in accordance with their terms.

(vi)                             Payment of the Initial Severance, the Bonus Severance, the Additional Severance and continued vesting of the RSUs pursuant to this Section 11(c) are conditioned upon your execution of a waiver and release agreement in a form prepared by the Employer (the “Release”) and the Release becoming effective and irrevocable in its entirety.  If the Release does not become effective and irrevocable on or prior to the last date of the Initial Severance Period, you shall not be entitled to any payments or benefits pursuant to this Section 11(c) other than the Basic Severance.

(d)                                 Termination For Cause or Resignation without Good Reason.  In the event your employment and this Agreement is terminated by the Employer under Section 10(b) or you terminate your employment without Good Reason, then:

(i)                                    You shall receive payment of the Basic Severance in a lump sum thirty (30) days following the Termination Date;

(ii)           In the event of a termination of your employment for Cause, all outstanding RSUs shall cease to vest and, whether or not vested, shall be cancelled immediately; and

(iii)          In the event of your resignation without Good Reason, all outstanding RSUs shall cease to vest, any unvested RSUs shall be cancelled immediately, and any vested RSUs shall be paid in accordance with their terms.

(e)                                  Breach of Post-termination Obligations.  In the event that you breach any of your obligations under Section 8, the Employer’s obligation, if any, to make payments and provide benefits under Section 11 (other than payment of the Basic Severance) shall immediately and permanently cease and you shall not be entitled to any such payments or benefits.

12.                               General Provisions

(a)                                  Entire Agreement.  This Agreement and the Proprietary Information Agreement, supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Group and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you. To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b)                                 Use of Employee’s Name. Employer shall have the right, but not the obligation, to use your name, voice or likeness for any publicity or advertising purpose.

(c)                                  Assignment. The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement to any entity which succeeds to all or substantially all of the Employer’s stock or assets (whether by merger, acquisition, consolidation, reorganization or otherwise) and following such assignment all references to the Employer shall be deemed to refer to such assignee.

(d)                                 No Conflict with Prior Agreements.  You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.  For the avoidance of doubt, your provision of services and receipt of compensation and benefits pursuant to the Vivendi Employment Agreement shall not be deemed a breach of this Agreement.

(e)                                  Successors.  This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns.  This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.

(f)                                    Waiver.  No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g)                                 Prevailing Law.  Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(h)                                 Expiration.  This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein.  Upon the expiration of the Term (or if earlier, the termination of your employment pursuant to Sections 9 or 10), it is the contemplation of both parties that your employment with the Activision Group shall cease, and that neither the Employer nor you shall have any obligation to the other with respect to your continued employment.

(i)                                     Taxation.  The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

(j)                                     Choice of Law.  Except to the extent governed by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(k)                                  Immigration.  In accordance with the Immigration Reform and Control Act of 1986, employment under this agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.  The Employer acknowledges that you are currently employed under a class L-1 visa and have filed an application to become a lawful permanent resident of the United States, which application the Employer agrees to continue to support while you are employed by the Employer.

(l)                                     Arbitration.  All disputes relating to your employment (or its termination), including disputes relating to your employment and this Agreement, shall be resolved by final and binding arbitration in accordance with this Section.  The arbitration will be conducted by an impartial arbitrator experienced in employment law selected from  the JAMS  panel of arbitrators in accordance with JAMS then-current employment arbitration rules (except as otherwise provided in this Section).  You understand that the Employer and you are waiving the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that the Employer and you are giving up any right to a jury trial.  The Arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

The Employer will pay any filing fee and the fees and costs of the arbitrator, unless you initiate the claim, in which case you only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of California.  The arbitrator shall award attorneys’ fees and costs to the prevailing party, unless prohibited by applicable law.  This arbitration obligation shall not prohibit the Employer or you from filing a claim with an administrative agency, nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure.  The arbitration shall take place in Santa Monica, California or the city in which you were last employed by the Employer, unless the Employer and you agree otherwise.

(m)                               Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(n)                                 Services Unique.  You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of the provisions of Section 8 of this Agreement by you.

(o)                                 Injunctive Relief.  In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Sections 8 of this Agreement, you agree that any remedy of law would be inadequate.  Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches.  The injunctive relief provided for in this Section 12(o) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party.  The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(p)                                 Subsequent Employment.  You shall receive the payments and benefits under Section 11 (other than payment of the Basic Severance) only for the time period that you do not obtain subsequent employment and/or provide services of any kind in a full-time, managerial position, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity; provided, however, that this Section 12(p) shall not apply to employment pursuant to the Vivendi Employment Agreement.  If, at any time, you obtain subsequent employment or provide services as set forth in the prior sentence, payments and benefits under Section 11 shall cease immediately.

(q)                                 Remedies Cumulative.  The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(r)                                    Headings.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(s)                                  Section 409A.

(i)                                     If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until you incur a “Separation from Service” (as defined below).

(ii)                                Notwithstanding anything herein to the contrary, if you are a “Specified Employee,” for purposes of Section 409A of the Code, on the date on which you incur a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of your death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence.  Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.

(iii)                             For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code.  “Specified Employee” shall have the meaning set forth in Section 409A (a) (2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Employer and then in effect.

(iv)                              Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to you pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Activision Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(v)                                 The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A of the Code with respect to amounts subject thereto and shall be performed, interpreted and construed consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause you to recognize income under Section 409A of the Code, you and the Employer agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code or otherwise causing the recognition of income thereunder.

(t)                                    Section 280G.  Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount, less $1.00. The determinations to be made with respect to this Section 12(s) shall be made by a certified public accounting firm designated by the Employer.

(u)                                 Survivability.  The provisions of Sections 2(c), 2(g), 8, 12(l), 12(m), 12(o), 12(p) and 12(s) shall survive the termination or expiration of this Agreement.

(v)                                 Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(w)                               Legal Counsel.  You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement.  You understand and agree that any attorney retained by the Employer or Vivendi or any member of management who has discussed any term or condition of this Agreement with him or with you is only acting on behalf of the Employer or Vivendi and not on your behalf.

(x)                                   Right to Negotiate.  You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement.  You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.

13.                               Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Chief Executive Officer

To You:	at the most recent address on file with the Employer

Either party may by written notice designate a different address for giving of notices.  The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

[signature page follows]

ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION-BLIZZARD, INC.

By:	/s/ George L. Rose	/s/ Jean-François Grollemund
	August 5, 2008	Jean-François Grollemund

[signature page to Grollemund Employment Agreement]

Exhibit A

ACTIVISION PUBLISHING, INC.

EMPLOYEE PROPRIETARY INFORMATION AGREEMENT

In consideration of and as a condition of my employment by ACTIVISION PUBLISHING, INC. and/or by companies which it owns, controls, or is affiliated with, and their successors in business (the “Company”), and the compensation now and hereafter paid to me for such employment, I hereby agree as follows:

1.                                      CONFIDENTIALITY.  I agree to hold in strictest confidence and not to disclose, make any use of, except for the benefit of the Company, lecture upon or publish, at any time either during the term of or subsequent to my employment, any of the Company’s Proprietary Information (as defined below) which I may produce, obtain or otherwise acquire during the course of my employment, except as the Company may otherwise consent to in writing in its sole and absolute discretion. I further agree not to deliver, reproduce or in any way allow such Proprietary Information, or any documentation relating to such information, to be delivered or used by any third parties without the specific written direction or consent of a duly authorized representative of the Company.

The term “Proprietary Information” shall mean any and all trade secrets, confidential knowledge, data or any other proprietary information pertaining to any business of the Company or any of its clients, customers or consultants, licensees or affiliates.  By way of illustration but not limitation, “Proprietary Information” includes (a) inventions, ideas, improvements, discoveries, trade secrets, processes, data, programs, knowledge, know-how, designs, techniques, formulas, test data, computer code, other works of authorship and designs whether or not patentable, copyrightable, or otherwise protected by law, and whether or not conceived of or prepared by me, either alone or jointly with others (hereinafter collectively referred to as “Inventions”); (b) information regarding research, development, new products and services, marketing plans and strategies, merchandising and selling, business plans, strategies, forecasts, projections, profits, investments, operations, financings, records, budgets and unpublished financial statements, licenses, prices and costs, and suppliers, customers, clients, consultants, contractors, licensors, agents, partners and other persons with business relationships with Company (including, but not limited to, contact information and lists); (c) identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Company transacts business, and information regarding the skills and compensation of other employees of the Company and independent contractors performing services for the Company.

2.                                      THIRD PARTY INFORMATION.  I understand that the Company, from time to time, may enter into agreements with other parties which impose obligations or restrictions on the Company regarding Inventions made during the course of the work under such agreements or regarding the confidential nature of such works, or otherwise receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of my employment and thereafter, I agree to be bound by all such obligations and restrictions, will hold Third Party Information in the strictest confidence, will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by the Company in writing, and will otherwise take all action necessary to discharge the obligations to the Company arising in connection with such Third Party Information.

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3.                                      WORK FOR HIRE STATEMENT.  I hereby acknowledge and agree that all original works of authorship (the “Works of Authorship”) which are produced, developed or authored by me (whether alone or jointly with others), or otherwise resulting from my work within the scope of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101). In the event that any rights to the Works of Authorship are deemed not to be works made for hire, or in the event that I should, by operation of law, be deemed to retain any rights in such Works of Authorship, I hereby irrevocably assign, without any further consideration and regardless of any use by the Company of any such Work of Authorship, all of my rights, title and interest, if any, in and to such Works of Authorship to the Company. I agree that the Company, as the owner of all rights to the Works of Authorship, has the full and complete right to prepare and create derivative works based upon the Works of Authorship and any derivative works of such Works of Authorship and to use, reproduce, publish, print, copy, market, advertise, distribute, transfer, sell, publicly perform and publicly display, and otherwise exploit by all means now known or later developed, such Works of Authorship and derivative works anywhere throughout the world.

4.                                      MORAL RIGHTS.  I hereby irrevocably and unconditionally transfer and assign to the Company, without any further consideration, any and all Moral Rights (as defined below) I may have in or with respect to any and all Works of Authorship.  To the extent that I cannot assign such rights, I hereby waive and agree never to assign such rights against the Company, the Company’s successors-in-interest, or any of their licensees. “Moral Rights” shall mean any right to (i) divulge such Inventions to the public; (ii) retract such Invention from the public; (iii) claim authorship of such Invention; (iv) object to any distortion, mutilation, or other modification of such Invention; and (v) any and all similar rights, existing under judicial or statutory law of any country or jurisdiction in the world, or under any treaty regardless of whether or not such right is called or generally referred to as a “moral right.”

5.                                      ASSIGNMENT OF INVENTIONS.

(a)                                  In addition to the foregoing, I hereby assign and transfer to the Company my entire right, title and interest in and to all Inventions, whether or not patentable, and whether or not reduced to practice, made, learned or conceived by me (whether alone or jointly with others) during the period of my employment with the Company which relate in any manner at the time of conception to the actual or demonstrably anticipated research or product development by the Company or to its business, or result from or are suggested by any task assigned to me or any work performed by me for or on behalf of the Company. I agree that all such Inventions shall be the sole and exclusive property of the Company and its assigns, and the Company and its assigns shall be the sole owners of all Inventions and any and all patents, copyrights and other proprietary rights related thereto; provided, however, that I hereby acknowledge and agree that this Agreement does not require assignments of an Invention which qualifies fully and expressly for protection under Section 2870 of the California Labor Code.

(b)                                 If I have any right or rights to Inventions that cannot be assigned to the Company or waived by me, I unconditionally grant to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicenses, to use, reproduce, publish, create derivative works of, market, advertise, distribute, sell, publicly perform and publicly display and otherwise exploit by all means now known or later developed, such Inventions.

6.                                      DISCLOSURE OF INVENTIONS; PATENTS.  I agree that in connection with any Invention:

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(a)                                  I will disclose such Invention promptly in writing to my immediate supervisor at the Company, with a copy to the Company’s then acting Chief Operating Officer, regardless of whether I believe the invention is protected by Section 2870 of the California Labor Code, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company.

(b)                                 I will, at the Company’s request, promptly execute a written assignment of title to the Company for any Invention required to be assigned by Paragraph 4 (“Assignable Invention”) and I will preserve any such Assignable Invention as confidential information of the Company.

(c)                                  Upon request, I agree to assist the Company or its nominee (at its expense) during and at any time subsequent to my employment in every reasonable way to obtain for its own benefit patents and copyrights for such Assignable Inventions in any and all countries, which Inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted. I agree to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all rights and interest in such patents and copyrights.

7.                                      EXECUTION OF DOCUMENTS.

(a)                                  In connection with this Agreement, I further agree to execute, acknowledge and deliver to the Company or its nominee upon request and at its expense all such documents, including application for patents and copyrights and assignments of inventions, patents and copyrights to be issued therefor, as the Company may determine necessary or desirable to apply for, and obtain letters, patents and copyrights on such assignable invention in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, patents or copyrights and to vest title thereto in the Company or its nominee.

(b)                                 In the event the Company is unable, after reasonable efforts, to secure my signature on any document or documents needed to apply for or prosecute any patent, copyright or other right of protection relating to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or similar protections thereon with the same legal force and effect as if executed by me; it is being expressly understood and intended by me that the grant of the foregoing irrevocable power of attorney is coupled with an interest.

8.                                      MAINTENANCE OF RECORDS.  I agree to keep and maintain adequate and current written records of all inventions made by me (in the form of notes, sketches, and drawings as may be specified by the Company), which records shall be available to and remain the sole property of the Company at all times.

9.                                      PRIOR INVENTIONS.  It is understood that all Inventions, if any, patented or unpatented, which are made by me prior to my employment by the Company, are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit A attached to this Agreement a complete list of all my prior Inventions, including those which are the property of a previous employer. I represent and covenant that the list is complete and that, if no items are on the list, I have no such prior Inventions. I agree to notify the Company in writing before I make any disclosure or perform any work on behalf of the Company which appears to threaten or conflict with proprietary rights I claim in any Invention or idea. In the event of my

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failure to give such notice, I agree that I will make no claim against the Company with respect to such Inventions or ideas.

10.                               RETURN OF COMPANY PROPERTY.  I acknowledge and agree that all files, accounts, records, materials, documents, drawings, sketches, designs, diagrams, models, blue-prints, plans, specifications, manuals, books, forms, receipts, notes, reports, memoranda, studies, data, calculations, recordings, catalogues, compilations of information, correspondence and all copies, abstracts and summaries of the foregoing, instruments, tools and equipment and all other physical items related to the Company or to my employment with the Company, other than merely personal items, whether of a public nature or not, and whether prepared by me or not, are and shall remain the sole and exclusive property of the Company and shall not be removed from the premises of the Company, except as required in the course of employment by the Company, without prior written consent of the Company in each instance. In the event of termination of my employment with the Company for any reason whatsoever, I agree to promptly surrender and deliver to the Company all of the foregoing property, and I will not take with me any description containing or pertaining to any Proprietary Information which I may produce or obtain during the course of my employment. I agree to sign and deliver the “Termination Certification” attached to this Agreement as Exhibit B.

11.                               TRADE SECRETS OF OTHERS.  I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence Proprietary Information, knowledge or data acquired by me in confidence or in trust prior to my employment with the Company, and during my employment by the Company, I will not improperly use or disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any previous employer or other parties. I have not brought and will not bring onto the premises of the Company or use in the performance of my responsibilities at the Company any unpublished documents or any property belonging to any previous employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that previous employer or person.  I agree not to enter into any agreement either written or oral in conflict with this Agreement.

12.                               CONFLICTING EMPLOYMENT.  I agree that during my employment with the Company, I will not engage in any other employment, occupation, consulting or other activity relating to the business in which the Company is engaged, or which would otherwise conflict with my obligations to the Company.

13.                               NON-SOLICITATION.  Throughout my employment by the Company and for a period of one (1) year from the termination or expiration of my employment for any reason whatsoever, I agree not to, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise: (a) offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise induce or entice away from the employment or engagement of Company or any affiliated entity, either for my own account or for any other person, firm or company, any employee or consultant who was employed or engaged by Company or any such affiliated entity during the term of my employment, whether or not such employee or consultant would commit any breach of his or her contract of employment or consulting arrangement by reason of his or her leaving the service of Company or any affiliated entity; or (b) directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of Company to terminate, discontinue, renegotiate or otherwise cease or modify their relationship with Company. I expressly acknowledge and agree that the restrictions contained in this paragraph are reasonably tailored to protect Company’s confidential information and trade secrets, and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever any one or more of such restrictions shall (either taken by itself or

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themselves together) be adjudged to go beyond what is reasonable in all circumstances for the protection of the legitimate interests of Company, the parties agree that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

14.                               ENFORCEMENT.

(a)                                  I understand and agree that in the event of a prospective or actual breach of this Agreement by me, damages would not be an adequate remedy to compensate the Company for the losses suffered as a result of such breach.  Accordingly, in addition to all other rights and remedies the Company has at law or in equity, in the event of a threatened or actual breach of any of the terms and provisions of this Agreement, the Company shall be entitled to a temporary restraining order, and to temporary and permanent injunctive relief, to prevent or terminate such anticipated or actual breach, without the necessity of proving actual damages or being required to post any bond or other undertaking in connection with any such action, provided that nothing in this Agreement shall be construed to limit the damages otherwise recoverable by the Company in any such event.

(b)                                 In addition, the Company shall have the right to inform any person, company, organization or business entity, and the principals of the foregoing, and any other third parties that the Company reasonably believes to be receiving or intending to receive from me any Proprietary Information in violation of the terms of this Agreement, that participation by such entity or persons with me in activities in violation of this Agreement may give rise to claims by Activision against such entity, persons or third parties.

15.                               PURPOSE AND INTENT.  I acknowledge and agree that this Agreement does not constitute an agreement of employment and that nothing in this Agreement shall confer any right upon me with respect to my employment by the Company, including, without limitation continuation of such employment.

16.                               REPRESENTATIONS.  I represent and warrant to the Company that:

(a)                                  This Agreement does not constitute a violation of any other agreement to which I am a party and it has been executed and delivered by me after having an opportunity to consult with my legal and other professional counsel and advisors.

(b)                                 I have full power and authority to enter into, and have obtained all necessary authorizations and approvals required for the execution and deliver of, this Agreement.

(c)                                  I have taken all necessary actions to execute and deliver this Agreement, and this Agreement constitutes my valid and binding agreement, enforceable in accordance with its terms.

17.                               MODIFICATION.  This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by me and the Company. I agree that any subsequent change or changes in duties, salary, or compensation shall not affect the validity of this Agreement.

18.                               ENTIRE AGREEMENT.  I acknowledge receipt of this Agreement, and agree that with respect to the subject matter of this Agreement it is my entire agreement with the Company, superseding any previous written communications, representations, understandings or agreements with the Company or any of its officers or representatives.

19.                               SEVERABILITY.  The provisions of this Agreement are severable and if any one or more provisions may be determined to be unenforceable, in whole or in part, the remaining

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provisions, and any partially unenforceable provisions to the extent enforceable, shall nevertheless be binding and enforceable.

20.                               SUCCESSORS AND ASSIGNS.  This Agreement shall be binding upon my heirs, executors, administers and other legal representatives and is for the benefit of the Company, its successors and assigns.

21.                               GOVERNING LAW.  This Agreement has been executed and delivered by the parties hereto in California, and shall be governed by and construed in accordance with the internal laws (and not laws pertaining to conflicts or choice of law) of the State of California in all respects, including all matters of validity, construction and performance of this Agreement.  All parties consent to the exercise of personal jurisdiction over them in California and agree that any lawsuit or arbitration arising out of or relating to this Agreement shall be brought exclusively in a court of competent subject matter jurisdiction located within the County of Los Angeles, State of California.

22.                               COUNTERPARTS.  This Agreement may be signed in two counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

23.                               FAILURE TO ENFORCE.  The failure of the Company to enforce any threatened or existing violation, default or breach of this Agreement shall not be deemed a waiver of such a violation, default or breach, and the Company shall have the right to enforce the same at a later time and the right to waive in writing any condition imposed herein for its benefit without thereby waiving any other provision or condition.

ACTIVISION PUBLISHING, INC.

By:

Name: Greg Deutsch

Title: Vice President, Business and Legal Affairs

Date:

Accepted and Agreed:

By:
Employee Signature	Employee Name (Please Print)

Title:
Employee Job Title

Date:

Witness

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EXHIBIT A

LIST OF PRIOR INVENTIONS

TITLE	DATE	IDENTIFYING NUMBER OR DESCRIPTION

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EXHIBIT B

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any records, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals or copies of them, or other documents or materials, equipment, or other property belonging to ACTIVISION and/or companies it owns, controls, or is affiliated with, or their successors and assigns (“Company”).

I further certify that I have complied with and will continue to comply with all terms of the Employee Proprietary Information Agreement signed by me with the Company.

I further agree that in compliance with the Employee Proprietary Information Agreement, I will preserve as confidential all Confidential Information of the Company of any its clients, customers, consultants, licensees or affiliates.

Employee Signature	Date

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